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                                                                    Exhibit 99.3

Q1 2003 Checkers Earnings Conference Call
April 29, 2003
5:00 p.m. EST

OPERATOR: Good afternoon and welcome ladies and gentlemen to the Checkers first quarter, 2003, conference calls. At this time I would like to inform you that this conference is being recorded. And that all participants are on a listen only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

I would now like to turn the conference over to Mr. Brian Doster (ph), corporate counsel. Please go ahead, sir.

BRIAN DOSTER (ph), CORPORATE COUNSEL, CHECKERS DRIVE-IN RESTAURANTS, INC.: Good afternoon, every one. As the operator said, I am Brian Doster (ph), Checker's Drive-In Restaurant, Inc.'s corporate counsel and secretary. By now, everyone should have access to a copy of the announcements released this afternoon, including the earnings for the first quarter ended March 24, 2003, which may also be found on our web site, www.checkers.com. Before we begin our formal remarks, I would want to introduce the participants on today's call. With me today is Peter O'Hara, Chairman of the Board of Directors, David Koehler, our Chief Financial Officer, and Dan Dorsch, our outgoing Chief Executive Officer and President.

Before we begin, I need to remind everyone that part of our discussion today will include forward-looking statements. These statements are not guarantees of future performance and therefore undo reliance on them should not be put on them. We refer all of you to our filings with the SEC for a more detailed discussion of these matters that could impact our future operating results and financial conditions. With that I would like to turn the call over to Dan Dorsch.

DAN DORSCH, PRESIDENT AND OUTGOIONG CEO, CHECKERS DRIVE-IN RESTAURANT, INC.:
Thank you, Brian (ph). And I would like to say thanks again to Brian (ph) and everyone and it's a very good afternoon.

As you have no doubt read in this afternoon's press release, I step down as Chief Executive Officer and President of Checkers Drive-In Restaurant, Inc. to pursue a variety of personal and professional activities. With that said, I'm very proud of what we've accomplished at Checkers over the past three years and I firmly believe that the company is now positioned among the leaders in the QSR category.

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Not only are we stronger, financially than we were three years ago, but our growth has materialized and this quarter is a good example of our progress. In addition to our financial performance, I believe our team members at corporate and the store level are stronger and deeper and more motivated than ever. We are confident that they will continue to execute on Checkers' growth plan and believe that they will do so with renewed energy and a focus on service and value.

Finally, although my resignation is effective immediately, with the Chairman of the Board, Peter O'Hara, taking over day to day responsibilities of CEO, I am committed to overseeing a smooth transition period until an interim or permanent candidate is found. With that said, we had a great quarter. We are excited to share the results with you. So let me turn the call over to David Koehler at this time, our Chief Financial Officer. David -

DAVID KOEHLER, CHIEF FINANCIAL OFFICER, CHECKERS DRIVE-IN RESTAURANTS, INC.:
Thank you, Dan. On behalf of the team here at Checkers, we want to thank you for the last three years and we do wish you well.

What I would like to accomplish today, is financial and operational recap of the first quarter. That said, for the first quarter ended March 24th, 2003, revenues increased 6.6 percent to $43.1 million versus $40.4 million a year ago. A key driver of our revenue gain, was an increase in corporate same store sales of 6.4 percent to $39.7 million versus $37.1 million a year ago. We are quite excited about these results as we over came a tough economy, uncertainties surrounding the war in Iraq and harsher than normal winter weather conditions that drifted many of our markets.

Aside from comp driven revenue gains, our corporate sales were also driven by the franchise stores we've re-acquired since March of 2002. During the quarter, our franchise royalty income was $3.3 million, flat to last years first quarter. We generated these results though with 50 fewer franchise stores since the beginning of the first quarter of 2002. So we are encouraged by the results. Additionally, comp store sales were down 1 percent during the quarter over last year's quarter.

For the quarter, net income almost, 21 percent to $3.2 million or 25 percent per diluted share versus $2.7 million or 21 cents per diluted share a year ago.

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At the end of the first quarter, we had 242 corporate owned stores, versus 248 at December 30th, 2002. While at the franchise level, the number of stores remained at 536, down 50 stores since the beginning of the first quarter. Our total store count as of March 24th, 2003, was 778 versus 795 at March 25th, 2002.

Now turning our attention over to the cost side of the business, for the first quarter, food and paper costs as percentage of restaurant sales increased 100 basis points to 31.3 percent, while labor expense as a percentage of restaurant sales for the quarter decreased 150 basis points to 30.3 percent from 31.8 percent. The 100 basis point increase in food and costs were due the aggressive promotional pricing in the first half of the first quarter, while the 150 basis point decline in labor was primarily the result of gaining additional economies of scale from the higher sales.

Occupancy expense, as a percentage of restaurant sales was 7.5 percent during the first quarter, a 50 basis point increase over last year's period. The year over year quarterly increase was primarily due to fewer sub-lease sites and higher general liability insurance costs. Also during the quarter, restaurant level EBITDA, an non-GAAP measurement but one we believe demonstrates how our restaurants are performing was 19 percent of restaurant sales for the quarter compared to 18.2 percent in the same quarter of 2002. The increase is primarily the result of the trends that I previously discussed.

G&A expenses, as percentage of total revenue were flat, at 7.4 percent as they were in the same period a year ago. This resulted from higher accounting, legal and insurance expenses as well as additional infrastructure cost associated with our development plans versus last year. For the balance of 2003, we believe that we should gain additional economies of scale from higher revenues.

Advertising expenses as a percentage of restaurant sales increased 60 basis points to $2.5 million for the quarter. The increased advertising spending was due to an increase in television media and additional company owned restaurants operated during the first quarter as compared to the same period of 2002.

Our interest expense for the quarter decreased approximately 14.6 percent to $695,000, from $814,000 a year ago, reflecting a balance sheet

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with less debt. We also continued to pay no federal taxes for quarter due to our estimated unlimited accumulated net operating losses of approximately $60 million. We paid no taxes last quarter either and do next expect to begin paying federal taxes until the coming years.

Looking to the balance sheet, unrestricted cash was $13.3 million versus $11.6 million in the prior years first quarter. Our total debt decreased approximately $5.5 million from the first quarter of the prior year, to $30.4 million as of March 24th, 2003. We generated $2.1 million in cash from operations during the first quarter, with our cap ex coming in at $2.6 million. Our free cash flow for the first quarter of 2003, was approximately $4.3 million.

Before turning the call over to Peter O'Hara, our Chairman, I would like to talk about new store openings. For the full year, we expect to open 15 to 19 new system wide restaurants of which two franchise units already opened in the first quarter and four additional ones opened here in April. That means that we will open an additional 9 to 13 stores of which four will company owned.

In terms of cap ex for 2003, we expect to spend approximately $10 to $13 million. Now I would like to turn the call to Peter O'Hara, the Chairman of our Board of Directors.

PETER O'HARA, CHAIRMAN OF THE BOARD OF DIRECTORS, CHECKERS DRIVE-IN RESTAURANTS,
INC.: Thank you, David. Before we take some questions, I just wanted to personally thank Dan for his service to the company. And speaking for the Board, we wish him well.

In terms of pursuing candidates to fill the CEO position, we will immediately engage in a national search firm. The goal will be to hire a candidate we believe has the skill to pick up where Dan left off and take Checkers to the next level, both financially and operationally.

The reason that I wanted to be on the call today is threefold. First, I want to reassure shareholders that despite Dan's departure, the talented core group that produced these first quarter results are still in place and focused on the remainder of 2003. Second, I want to make it known to everyone on the call today, that David Koehler and I will sign Checkers Financials statements, that will be filed in early May at the SEC in compliance with Sarbanes-Oxley. Lastly, I want to personally assure the people that the board is actively involved and will be focused on increase value for shareholders over the long run.

Operator, let's open the line for questions.

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OPERATOR: Thank you sir. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the hand set before pressing any numbers. Should you have a question, please press star, followed by one on your push button telephone. If you wish to with draw your question, please press star, followed by two. Your question will be taken in the order that it is received. Please standby for your first question.

Our first question comes from Dennis Joe (ph), with Sidoti & Company. Please state your question.

DENNIS JOE (ph), SIDOTI & COMPANY: Sure. Good afternoon gentlemen. Congratulations on the quarter. Dan, I was what the thought process and why you are stepping down now? And did you always expect to step down at this point in the lifeline of Checkers? And then why do it so abruptly though?

DOSTER (ph): It appears that Dan might have fallen off. He is doing it from a remote location. This is Mr. Doster(ph). As Mr. Dorsch has said, he has some other things that have come up and I'm quite certain that he will get back to everybody as soon as he has got those finalized and ready to talk to everybody.

JOE (ph): OK. I was wondering if you could give a little bit color on the comps this quarter? Namely, what do you think drove the customer traffic in this kind of difficult environment? And then could you break it down between customer traffic versus check average increases?

KOEHLER: Sure, I'll take that. This is David Koehler, the CFO. That's Dennis
(ph). Good question. We are very excited about the quarterly results and the reason we feel that it came in is because of all the technology we've put in place and some of the incentive programs. And our people are extremely energized. And we find that with those tools in place, that our people at the store executing and are just passionate about pushing sales up. And we are just extremely pleased with that.

JOE (ph): Do you have the numbers between customer traffic versus check average?

KOEHLER: The check average is running roughly the same as what we did in the prior quarter of last year. So the check average the traffic is the one that is up the most. With the drive through timers that we've implemented, it is our traffic that is driving the comp sales because of the faster through put we are now accomplishing.

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JOE (ph): Did you - I think you mentioned, regarding the food and paper - were you running some kind of aggressive promotional pricing you mentioned?

KOEHLER: Correct. In the first part of this first quarter, we were running a cheese, double cheese, hamburger that we started in the fourth quarter and it ran into part of the first quarter of this year. And it had a lower margin associated with it. But we were able to pick up and take care of a better margin in prices in the latter part of the quarter. That we are very pleased that it produce the profitability we received here.

JOE (ph): OK. And could you explain why there is a big disparity between the company and the franchise comps for the quarter?

KOEHLER: Well, I know that the big different is primarily - has a lot to do with the weather conditions. Our franchisees are mostly in the snow belt that were pounded in January and February with the snow, where we are mostly in southeastern region. And that has a lot to do with it.

Very pleasing is that the third period during this first quarter, they were up 3 percent positive, and so we were extremely please that once they were able to get beyond the in-climate weather, they are moving in a very forward pace. So we are very pleased.

JOE (ph): OK. And I was wondering if you could give us what the comps in April - how they are doing in April?

KOEHLER: We are not going to be giving guidance in terms of the exact comps. We don't give period to period guidance on that. So we just give them on a quarterly basis.

JOE (ph): And have you been able to sign up any additional franchisees over the past few months? And franchisee agreements that have signed?

KOEHLER: We have some in the pipeline that we are working with. And so not finalized. But we have many that we are working with very closely.

JOE (ph): OK. And just one more question. I was wondering what your outlook for beef cost are?

KOEHLER: I don't have that at my finger tips here. But I will be glad to get back to you with that once I talk to my purchasing department.

JOE (ph): OK.  OK.  Thank you.

KOEHLER: Thank you.

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OPERATOR: Our next question comes from Peter Larso (ph), with Columbia (ph)
Management. Please state your question.

PETER LARSO (ph), COLUMBIA (ph) MANAGEMENT: I was say good morning, but I guess it's good afternoon.

Dave, on the promotional thing, just to clarify. As I understand it, there were not promotions that were other than normal. You weren't trying to compete with McDonalds, or Burger King on their dollar menus. It was just your normal promotional stuff.

KOEHLER: That's exactly right, Pete (ph). We have had that promotion in times past and it has proven to be successful. And so that is just a normal recurring promotion.

LARSO (ph): OK. Can either of you give us a hope for time line on getting a new CEO?

O'HARA: Well, I can tell you Peter (ph) that we are, we - as I said earlier, we are working with a national search team. And we really can't give a time frame on it right now. But as soon as possible, we will fill that position. What I am going to do in the interim, we are going to appoint an interim CEO, to handle the day to day, being down in Tampa in headquarters. And I will closely work with that individual. And that information should be coming out shortly.

LARSO (ph): OK, so Dan's comment that he will be around in a transitionary phase is not to suggest that he will be there day to day, - that he might be available if needed.

O'HARA: Correct.

LARSO (ph): OK. Has the search firm been engaged?

O'HARA: Not at this time. We will release once we have engaged the firm.

LARSO (ph): OK. With respect to the franchisees, is the financing or lending environment improved any, or is it still tough to see franchisee's get funding?

KOEHLER: I'll answer that. Peter (ph), it continues to be difficult for the franchisees at this time. I think the economy is looking a little more positive with the Iraqi war behind us. But there is still uncertainty and I'm hearing a lot of franchisees are still struggling a little bit with it.

LARSO (ph): Does that put a crimp on the possibility or the potential expansion

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going beyond what's currently on the docket, say for '04? The lending or funding environment is going to put a crimp on your ability to grow as you would like to?

KOEHLER: Well, I don't want to go out to 2004 at this point and provide guidance on that. Right now at 2003, is what we are focused on here and we are just remaining cautious as we see us in a tough economy at this point.

LARSO (ph): OK. That's all that I have.

KOEHLER: Thanks, Pete (ph). LARSO (ph): Thank you.

OPERATOR: Thank you. As a reminder ladies and gentlemen, should anyone have any further questions, please press star, one on your push button telephones.

Our next question comes from Jane Funner (ph), with Highwood (ph) Partners. Sir, please state your question.

JANE FUNNER (ph), HIGHWOOD (ph) PARTNERS: Good afternoon gentlemen.

UNIDENTIFIED PARTICIPANT: Good afternoon.

FUNNER (ph): I was wondering if you could provide any earnings guidance for the second quarter and the year?

KOEHLER: I'll do that. March was surprising, stronger than we thought. April was started off strong, so we are waiting for a trend to emerge before commenting at this point. So, once we have a better handle on the momentum that we've seen here, we will be glad to come out.

FUNNER (ph): Thank you, very much.

KOEHLER: Thank you.

OPERATOR: As another reminder, should anyone have any further questions, please press star one at this time. Our next question comes from John Cutty (ph), with Principle Global Investors. Please state your question.

JOHN CUTTY (ph), PRINCIPAL GLOBAL INVESTORS: Good afternoon. Have all your franchisees implemented the various programs that you have done at the corporate stores in terms of trying to improve efficiencies in the stores?

KOEHLER: No they have not. They are looking very closely and very interested and intrigued and are asking lots of the good questions.

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And are very excited to further investigate that, but a lot of them have not so far.

CUTTY (ph): Could you give us a ballpark of estimate as to how many of your 500 plus franchise stores have implemented most, if not all of the measures? Is it a pretty small percentage?

KOEHLER: In terms of the technology and some of the programs that we have ...

CUTTY (ph): ... yes...

KOEHLER: ... is what you are speaking of?

CUTTY (ph): YES.

KOEHLER: I don't have that at my fingertips. I'll be glad to get back to you and give you that as I check with the various departments.

CUTTY (ph): It sounds like though, if they begin to implement them, then we could start to see stronger comp store sales out of their unit.

KOEHLER: I think one could presume that, yes.

O'HARA: John (ph), you also have to remember the weather related there are a lot of our franchise restaurants are in the North ...

CUTTY (ph): ... is the just ...

O'HARA: ... sales. And that you know, high volume will definitely help the controllables.

CUTTY (ph): What has been their reluctance to do this? Are they waiting to see how it performed in your company stores? Are they a little strapped for capital? That they have just delayed some of these things?

KOEHLER: I think the biggest challenge is it gets back to getting financing and funding for these. The economy and the funds available to the restaurant industry has been challenged. And so it gets back to the tight economy.

CUTTY (ph): And if a franchisee implemented everything that you've done in your stores, in terms of the technologies, remodels, whatever, what would be the cost per unit? Just a ballpark estimate?

KOEHLER: Well, I can say that for the technology, the ball park is in $17 to $18,000 and that's primarily the POS registers that's implemented there. Then you have a drive through timers and another component that's another $1500. And then most importantly, it's some of the HR related programs. The incentive, the motivation tools, and the way you reward your employees so there is a lot of the soft techniques that we used effectively here also.

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CUTTY (ph): OK. Thank you very much.

KOEHLER: You bet. Thank you.

OPERATOR: Our next question comes from Kenneth Smith (ph), with Atlanta Equity Research. Please state your question.

KENNETH SMITH (ph), ATLANTA EQUITY RESEARCH: Thanks, I wonder if we could just go back to the food costs. The question was asked before. Did you, or did you not have the normal amount of promotional activity in terms of pricing versus last year? Or in fact is the environment actually getting better?

KOEHLER: No, it was the same promotional activity. So the activities are the same. It is just that the particular promotion that we did bring on, the cheese, double cheese, for the first half of the first quarter, the margins do suffer a bit as the result of that. And then we came on with another very aggressive, or very attractive promotion that had the fish sandwich, which was very well received and had favorable pricing and we also brought in very high traffic with that. So that the follow on promotion did exceedingly well. And we are very excited that we are able to recover from that and have a fantastic quarter, is what we've done here.

SMITH (ph): OK. Thank you.

KOEHLER (ph): Thanks, Ken (ph).

OPERATOR: If there are no further questions, I will now turn the conference back to Mr. Doster (ph) for closing comments.

DOSTER (ph): We thank you all for joining us this afternoon. And as Mr. O'Hara indicated we will be forward with information as we solidify our plans. Thank you.

UNIDENTIFIED PARTICIPANT: Thank you very much, operator.

OPERATOR: Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 1-800-428-6051, or 973-709-2089, with an id number of 289698. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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END